Exhibit 10.55

FORM OF
VALVOLINE INC.
NONQUALIFIED DEFINED CONTRIBUTION PLAN
(Effective October 1, 2016)

VALVOLINE INC.
NONQUALIFIED DEFINED CONTRIBUTION PLAN

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.1    Purpose. Valvoline Inc. hereby establishes the Plan to provide benefits for certain employees that supplements the limitation on compensation imposed by Section 401(a)(17) of the Code (including successor provisions thereto) on the Savings Plan. It is intended that the Plan be maintained primarily for a select group of management or highly compensated employees and be exempt from the Employee Retirement Income Security Act of 1974, as amended.
1.2    Effective Date. The Plan is effective October 1, 2016.

ARTICLE 2
DEFINITIONS

Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
2.1    “Account” means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to the Plan. Separate Accounts shall be established for a Participant by Plan Year and by type of contribution to the Participant.
2.2     “Base Compensation” means, with respect to each Plan Year, compensation paid to a Participant that is included in the definition of Compensation for deferral purposes in the Savings Plan without giving effect to any reduction required by Code Section 401(a)(17) and which is not Incentive Compensation.
2.3    “Base Compensation Deferrals” means, with respect to each Plan Year, Base Compensation that is deferred into the Deferred Compensation Plan.
2.4    “Base Contribution” means, with respect to each Plan Year, the Base Contribution as provided in Section 4.1.
2.5    “Beneficiary” means the Participant’s estate.
2.6    “Board” means the Board of Directors of the Company.
2.7    “Cause”, for Participants with a Change in Control agreement with the Employer, as defined by the Participant’s Change in Control agreement; and for Participants without a Change in Control agreement, the willful and continuous failure of a Participant to substantially perform his or her duties to the Employer (other than any such failure resulting from incapacity due to physical or mental illness), or the willful engaging by a Participant in gross misconduct materially and demonstrably injurious to the Employer or the Company, each to be determined by the Company in its sole discretion.
2.8    “Change in Control” shall be deemed to have occurred if:

(1)
there shall be consummated (A) any consolidation or merger of the Company (a "Business Combination"), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, as a result of which the shareholders of the Company own (directly or indirectly), immediately after the Business Combination, less than fifty percent (50%) of the then outstanding shares of common stock that are entitled to vote generally for the election of directors of the corporation resulting from such

Business Combination, or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a Business Combination in which the holders of the Company's Common Stock immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of the Company shall be deemed to occur unless assets constituting at least eighty percent (80%) of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer;

(2)	the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

(3)
any Person shall become the Beneficial Owner of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the Board; or

(4)
at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two- (2-) year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two- (2-) year period.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of (1) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (2) the repurchase by the Company of outstanding shares of Common Stock or other securities pursuant to a tender or exchange offer or (3) the Valvoline Spin-Off.
2.9    “Code” means the Internal Revenue Code of 1986, as amended.
2.10    “Committee” means the Compensation Committee of the Board and its designees.

2.11    “Company” means Valvoline Inc., a Kentucky corporation, and any successor thereto.
2.12    “Deferred Compensation Plan” means the Valvoline Deferred Compensation Plan for Employees, as may be amended, and amended and restated, from time to time.
2.13    “Disabled” or “Disability” means a determination that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. A Participant also will be considered disabled if he is determined (a) to be totally disabled by the Social Security Administration, or (b) to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4). The Committee or its delegate shall determine whether a Participant has incurred a Disability.
2.14    “Discretionary Contribution” means, with respect to each Plan Year, the portion of the Employer Contribution as provided in Section 4.2(b).
2.15    “Effective Date” means October 1, 2016.
2.16     “Eligible Employee” means an employee of the Employer who is determined to be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and who are classified in base salary and grades 21 and above and are not eligible for the SERP.
2.17    “Employer” means the Company, Valvoline and the present and future Related Entities that employ a Participant.
2.18    “Employer Contribution” means the Employer contributions provided in ARTICLE 4.
2.19    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.20    “Excess Base Compensation” means, with respect to each Plan Year, Base Compensation paid to a Participant that is included in the definition of Compensation in the Savings Plan but that is in excess of the limitation in Code Section 401(a)(17) and which is not Incentive Compensation.
2.21    “Excess Base Compensation Deferrals” means, with respect to each Plan Year, Excess Base Compensation that is deferred to the Deferred Compensation Plan other than Incentive Compensation Deferrals.
2.22    “Identification Date” means the date at which Key Employees are determined which shall be December 31st.

2.23    “Incentive Compensation” means, with respect to a Plan Year, bonuses paid to a Participant under any applicable incentive compensation plans that are excluded from the definition of “Compensation” in the Savings Plan and which is not Base Compensation.
2.24    “Incentive Compensation Deferrals” means Incentive Compensation that is deferred into the Deferred Compensation Plan.
2.25    “Key Employee” means a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) who satisfies the conditions set forth in Section 8.3.
2.26    “Matching Contribution” means, with respect to each Plan Year, the portion of the Employer Contribution provided in Section 4.2(a).
2.27    “Participant” means an Eligible Employee who commences participation in the Plan in accordance with ARTICLE 3.
2.28     “Period of Service” means, except as otherwise provided in Section 4.2(b)(iv), a period of employment with the Employer commencing on the date an Employee works at least one hour for which the Employee is paid and ending on the date such Employee has a Separation from Service.
2.29    “Plan” means this Valvoline Inc. Nonqualified Defined Contribution Plan, effective October 1, 2016, and as amended from time to time.
2.30    “Plan Year” means each twelve (12) month period beginning January 1st and ending on December 31st, except for the first Plan Year that shall begin on the Effective Date and ends on December 31, 2016.
2.31    “Related Entities” means (a) any corporation that is a member of a controlled group of corporations as defined in Code Section 414(b) that includes the Company, and (b) any trade or business that is under “common control” as defined in Code Section 414(c) that includes the Company.
2.32    “Savings Plan” means the tax-qualified Valvoline LLC Employee Savings Plan, as amended from time to time.
2.33    “Separation from Service” and “Separated from Service” means a Participant’s termination of employment with the Employer for any reason, including death, that meets the requirements of the definition of “separation from service” set forth in Treasury Regulation Section 1.409A-1(h). For purposes of determining whether a Separation from Service has occurred, the twenty percent (20%) default threshold set forth in Treasury Regulation Section 1.409A-1(h)(1)(ii) shall be utilized.
2.34     “Valuation Date” means the last day of each calendar month during a Plan Year, or such other date or dates as determined by the Committee.
2.35    “Valvoline” means Valvoline LLC, a wholly-owned subsidiary of the Company.

2.36    “Valvoline Spin Off” means the transaction or series of transactions initially approved by the board of directors of Ashland Inc. on September 16, 2015, intended to separate the Valvoline business from Ashland Inc.'s specialty chemical business and create two independent, publicly-traded companies.

ARTICLE 3
PARTICIPATION

3.1    Participation. Each Eligible Employee of the Employer shall be eligible for the Plan immediately.
3.2    Termination of Participation. The Employer may terminate a Participant’s participation in the Plan, provided, however, any such termination at the direction of the Employer shall not take effect until the first day of the next Plan Year.

ARTICLE 4
EMPLOYER CONTRIBUTIONS
4.1    Base Contribution. If a Participant has not Separated from Service in a Plan Year, a Participant’s Account will be credited with a Base Contribution in an amount equal to four percent (4%) of the Participant’s Incentive Compensation, Excess Base Compensation and Excess Base Compensation Deferrals for the Plan Year.
4.2    Other Employer Contributions.
(a)    Matching Contribution. If a Participant has not Separated from Service in a Plan Year, a Participant’s Account will be credited with a Matching Contribution in an amount equal to four percent (4%) of the Participant’s Incentive Compensation, Excess Base Compensation and Excess Base Compensation Deferrals for the Plan Year.
(b)    Discretionary Contribution. A Discretionary Contribution may be credited to one or more Participants’ Accounts in an amount determined solely by the Employer for any Plan Year.
4.3    Crediting Employer Contributions. Each Participant shall be credited with the applicable Employer Contributions in accordance with this ARTICLE 4, as soon as administratively feasible following each Plan Year.

ARTICLE 5
PAYMENT SCHEDULE AND FORM OF PAYMENT
5.1    Payment Schedule and Form of Payment. Amounts credited to a Participant’s Account shall be paid to the Participant in a lump sum on or within sixty (60) days following the Participant’s Separation from Service other than for Cause (provided that if such sixty (60) day period begins in one calendar year and ends in the next calendar year, the Participant shall not designate the year of payment). Notwithstanding anything in the Plan to the contrary, a Participant who is a Key Employee shall not have the lump sum payment of such amounts credited to his Account until the first business day of the seventh month following his Separation from Service other than for Cause.
5.2    Death Before Payment. If a Participant dies prior to a Separation from Service for any other reason, the amount credited to the deceased Participant’s Account as of his date of death shall be paid in a lump sum to the Participant’s Beneficiary within sixty (60) days following the Participant’s date of death (provided that if such sixty (60) day period begins in one calendar year and ends in the next calendar year, the Beneficiary shall not designate the calendar year of payment).

ARTICLE 6
ACCOUNTS AND CREDITS AND FUNDING
6.1    Contribution Credits to Account. A Participant’s Account will be credited with the Employer Contributions credited on his behalf under ARTICLE 4.
6.2    Credits and Debits to Account. The Participant’s Account shall be credited (or debited) on each Valuation Date with hypothetical income (or loss) based upon a hypothetical investment in any one or more of the hypothetical investment options available under the Plan, as prescribed by the Committee or its delegate. The crediting or debiting on each Valuation Date of hypothetical income (or loss) shall be made for each respective Account. All hypothetical investments of a Participant’s Account shall be valued at fair market value. Additionally, all payments, distributions, investments and investment exchanges allowed and made under the Plan shall be as of the relevant Valuation Date at fair market value.
6.3    Adjustment of Accounts. Each Account maintained for a Participant shall be adjusted for hypothetical credits and any expenses allocable under the terms of the Plan to the Account. The Account shall be adjusted as of each Valuation Date to reflect: (a) the hypothetical credits and expenses described in this ARTICLE 6; (b) amounts credited pursuant to ARTICLE 4; and (c) payments, distributions or withdrawals.
6.4    Establishment of Trust for Funding. The Employer may, but is not required to, establish a trust to hold amounts which the Employer may contribute from time to time to correspond to some or all amounts credited to Participants under this ARTICLE 6. If the Employer establishes a trust, the provisions of Sections 6.4(a) and (b) shall become operative.
(a)    Grantor Trust. Any trust established by the Employer shall be between the Employer and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency, until paid to the Participant and/or his Beneficiaries. The trust is intended to be treated as a grantor trust under the Code, and it is intended that the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto. The Employer must notify the trustee in the event of a lawsuit regarding the Plan or regarding its bankruptcy or insolvency.
(b)    Investment of Trust Funds. Any amounts contributed to the trust by the Employer shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Committee or its delegate.

ARTICLE 7
RIGHT TO BENEFITS

7.1    Vesting. Unless a Participant is terminated for Cause, a Participant shall be one hundred percent (100%) vested in his Accounts upon the earlier of a Change in Control or the Participant’s Separation from Service. Notwithstanding the preceding sentence, if a Participant is terminated for Cause, the Participant shall forfeit all rights to the Participant’s Account.
7.2    Amount of Benefits. The vested amounts credited to a Participant’s Account as determined under ARTICLE 4 shall determine and constitute the basis for the amount payable to the Participant (or, in the event of the Participant’s death, to the Participant’s Beneficiary) under the Plan.

ARTICLE 8
PAYMENTS OF AMOUNTS CREDITED TO ACCOUNTS
8.1    Method and Timing of Payments. Except as otherwise provided under the Plan, including this ARTICLE 8, payments under the Plan shall be made in accordance with ARTICLE 5 of the Plan.
8.2    Prohibition on Acceleration. Except as otherwise provided in the Plan and except as may be allowed in guidance from the Secretary of the Treasury, distributions/payments from a Participant’s Account(s) may not be made earlier than the time such amounts would otherwise be distributed pursuant to the terms of the Plan.
8.3    Key Employees. Unless an exception to Code Section 409A applies to a payment to a Participant, in no event shall a distribution made to a Key Employee from his Accounts due to his Separation from Service occur before the date which is six (6) months after his Separation from Service, or, if earlier, his date of death. For purposes of this Section 8.3, a Key Employee means an employee of an employer, including any corporation that is a member of a controlled group of corporations as defined in Code Section 414(b) that includes the employer and any trade or business that is under common control as defined in Code Section 414(c) with the employer, any of whose stock is publicly traded on an “established securities market,” within the meaning of Section 1.409A-1(k), or otherwise who satisfies the requirements of Code Sections 416(i)(1)(A)(i), (ii) or (iii), determined without regard to Code Section 416(i)(5), at any time during the twelve- (12-) month period ending on the Identification Date. An employee who is determined to be a Key Employee on an Identification Date shall be treated as a Key Employee for purposes of the six- (6-) month delay in distributions set forth in this Section 8.3 for the twelve- (12-) month period beginning on the first day of the fourth month following the Identification Date. Whether any stock of the Employer is traded on an established securities market or otherwise is determined on the date a Participant experiences a Separation from Service. This Section 8.3 shall not apply to an accelerated distribution made in accordance with Section 11.9.
8.4    Permissible Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of ARTICLE 5 in any of the following circumstances:
(a)    Payments Subject to Code Section 162(m). The Employer may delay payment if it reasonably anticipates that its deduction with respect to such payment would not be permitted due to the application of Code Section 162(m); provided, however, that (i) the deduction limitation of Code Section 162(m) shall be applied to all payments to similarly situated Participants on a reasonably consistent basis; (ii) the payment must be made either during the Participant’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or during the period beginning with the date of the Participant’s Separation from Service (or, if the Participant is a Key Employee, beginning with the date that is six (6) months after Separation from Service) and ending on the later of the last day of the Employer’s taxable year in which the Participant incurs a Separation from Service for the 15th day of the third month following the Participant’s Separation from Service (or, if the Participant is a Key Employee, the 15th day of the third month following the date that is six (6) months after Separation from Service); (iii) where any payment to a particular Participant is delayed because of Code Section 162(m), the delay in payment will be treated as a subsequent deferral election under Code Section 409A, unless all scheduled payments to such Participant that could be delayed are also delayed; and (iv) no election may be provided to a Participant with respect to the timing of payment hereunder.
(b)    Payments that would violate Federal Securities Laws or Other Applicable Law. The Employer may also delay payment if it reasonably anticipates that the marking of the payment will violate Federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation.
(c)    Other Events and Conditions. The Employer also reserves the right to delay payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
Except as may be otherwise required under Code Section 409A, a payment is treated as made upon the date contemplated under the provisions of the Plan if the payment is made at such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the date contemplated by the Plan. If calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or Participant’s Beneficiary), the payment will be treated as made upon the date contemplated by the Plan if the payment is made during the first calendar year in which the payment is administratively practicable. Similarly, if the funds of the Employer are not sufficient to make the payment at the date specified under the Plan without jeopardizing the solvency of the Employer, the payment will be treated as made upon the date contemplated by the Plan if the payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the solvency of the Employer.
If a payment is not made, in whole or in part, as of the date contemplated by the Plan because the Employer refuses to make such payment, the payment will be treated as made upon the date contemplated by the Plan if the Participant accepts the portion (if any) of the payment that the Employer is willing to make (unless such acceptance will result in forfeiture of the claim to all or part of the remaining account), makes prompt and reasonable, good faith efforts to collect the remaining portion of the payment and any further payment (including payment of a lesser amount that satisfies the obligation to make the payment) is made no later than the end of the first calendar year in which the Employer and the Participant enter into a legally binding settlement of such dispute, the Employer concedes that the amount is payable, or the Employer is required to make such payment pursuant to a final and nonappealable judgment or other binding decision. For purposes of this paragraph, efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Participant provides notice to the Employer within ninety (90) days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the Treasury Regulations promulgated under Code Section 409A, and unless, if not paid, the Participant takes further enforcement measures within one hundred eighty (180) days after such latest date. For purposes of this paragraph, the Employer is not treated as having refused to make a payment where pursuant to the terms of the Plan the Participant is required to request payment, or otherwise provide information to take any other action, and the Participant has failed to take such action. In addition, for purposes of this paragraph, the Participant is deemed to have requested that a payment not be made, rather than the Employer having refused to make such payment, where the Employer’s decision to refuse to make the payment is made by the Participant or a member of the Participant’s family (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or any person or group of persons over whom the Participant’s family member has effective control, or any person any portion of whose compensation is controlled by the Participant or the Participant’s family member.

ARTICLE 9
AMENDMENT AND TERMINATION
9.1    Plan Amendment. The Company reserves the sole right to amend the Plan pursuant to a resolution of the Board approving such amendment. An amendment must be in writing and executed by a representative of the Company authorized to take such action. The Company hereby reserves the right to amend the Plan without the consent of the Participants in the future, as required to comply with any present or future law, regulation or rule applicable to the Plan, including, but not limited to Code Section 409A and all applicable guidance promulgated thereunder, and to prevent any Participant from becoming subject to any additional tax or penalty under Code Section 409A. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his vested Account which had accrued prior to the amendment, except to the extent required by the Code or other applicable law.
9.2    Retroactive Amendments. An amendment to the Plan made by the Company in accordance with Section 9.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted. Any retroactive amendment by the Company shall be subject to the provisions of Section 9.1.
9.3    Plan Termination. The Plan will terminate automatically as of the date that no amounts remain to be paid/distributed under the Plan.
The Company reserves the right to terminate the Plan and accelerate the time of payment of all amounts to be distributed under the Plan in accordance with the following provisions of this Section 9.3. The Company may make an irrevocable election to terminate the Plan and distribute all amounts credited to all Participant Accounts within the thirty (30) days preceding or the twelve (12) months following a Change in Control. For this purpose, the Plan will be treated as terminated only if all other arrangements sponsored by the Employer immediately after the time of the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation Section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the Plan and such other arrangements. In addition, the Company reserves the right to terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the United States Code, provided that amounts deferred under the Plan are included in the gross incomes of Participants in the earlier of (a) the taxable year in which the amount is actually or constructively received, or (b) the latest of the following years: (1) the calendar year in which the termination occurs, (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which payment is administratively practicable. The Company retains the discretion to terminate the Plan if (1) the termination does not occur proximate to a downturn in the financial health of the Company; (2) all arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c) if the same service provider participated in all of the arrangements are terminated, (3) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements, (4) all payments are made within twenty-four (24) months of the termination of the arrangements, and (5) the Employer does not adopt new arrangements that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same service provider participated in both arrangements, at any time with the three (3) year period following the date of termination of the arrangement. The Company also reserves the right to terminate the Plan and accelerate the time of payment of all amounts to be distributed under the Plan under such conditions and events as may be prescribed by the Internal Revenue Service in generally applicable guidance published in the Internal Revenue Bulletin.
9.4    Distribution Upon Termination of the Plan. Except as provided in Section 9.3, the Plan may not be terminated before the date on which all amounts credited to all Participant Accounts have been paid in accordance with the terms of the Plan.

ARTICLE 10
PLAN ADMINISTRATION
10.1    Powers and Responsibilities of the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Company’s powers and responsibilities include, but are not limited to, the following, which powers and responsibilities shall be exercised in its sole discretion:
(a)    To make and enforce such rules and regulations as it deems, in its sole discretion, necessary or proper for the efficient administration of the Plan;
(b)    To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, in its sole discretion, subject to review by the Committee or its delegate.
(c)    To administer the claims and review procedures specified in Section 10.3;
(d)    To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan in its discretion;
(e)    To determine the person or persons to whom such benefits will be paid in its discretion;
(f)    To authorize the payment of benefits;
(g)    To comply with any applicable reporting and disclosure requirements of Part 1 of Subtitle B of Title 1 of ERISA;
(h)    To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;
(i)    To allocate and delegate its responsibilities in its discretion, including the formation of any administrative sub-committee to administer the Plan.
10.2    Powers and Responsibilities of the Committee. The Committee or its delegate shall be responsible (a) for determining the hypothetical investments relating to Participants’ Accounts pursuant to ARTICLE 6, and (b) for the review of denied claims pursuant to Section 10.3(b) in its sole discretion. In the course of reviewing a denied claim, the Committee or its delegate shall have the power to interpret the Plan, in its sole discretion, and its interpretation thereof shall be final, conclusive and binding on all persons claiming benefits under the Plan.
10.3    Claims and Review Procedures.
(a)    Claims Procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Company. If any such claim is wholly or partially denied, the Company or its delegate will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within ninety (90) days after the claim is received by the Company (or within one hundred eighty (180) days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial ninety (90) day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.
(b)    Review Procedure. Within sixty (60) days after the date on which a person receives a written notification of denial of claim (or, if written notification is not provided, within sixty (60) days of the date denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Company for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Company. The Company or its delegate will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within sixty (60) days after the request for review is received by the Company (or within one hundred twenty (120) days, if special circumstances require an extension of time for processing the request, such as an election by the Company or its delegate to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial sixty- (60-) day period). If the decision on review is not made within such period, the claim will be considered denied.
10.4    Plan Administrative Costs. All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Company in administering the Plan shall be paid by the Company.

ARTICLE 11
MISCELLANEOUS
11.1    Unsecured General Creditor of the Employer. The Plan at all times shall be entirely unfunded. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under the plan, the assets of the Employer shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
11.2    Employer’s Liability. The Employer’s liability for the payment of benefits under the Plan shall be defined only by the Plan. The Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan.
11.3    Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Company, the Employer or the Committee except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.
11.4    Anti-Assignment. Except as otherwise provided in connection with a division of property under a domestic relations proceeding under state law and subject to the terms of the Plan, no right or interest of the Participants shall be subject to involuntary alienation, assignment or transfer of any kind. An eligible employee may voluntarily assign his rights under the Plan. The Employer, the Board, the Committee and any of their delegates shall not review, confirm, guarantee or otherwise comment on the legal validity of any voluntary assignment. Employer and its delegates may review, provide recommendations and approve submitted domestic relations orders using procedures similar to those that apply to qualified domestic relations orders under the qualified pension plans sponsored by the Employer. A domestic relations order intended to assign a benefit hereunder to a former spouse of an eligible employee must be delivered to the Employer. The Employer will review the order to determine if it is qualified. Upon notification by the Employer that the order is qualified, the spouse will be able to elect a distribution of the assigned benefit by the end of the fifth calendar year following the calendar year during which the Employer notifies the former spouse that the order is qualified. In all events, the entire assigned benefit must be distributed by the end of the fifth calendar year following the calendar year during which the Employer notifies the former spouse that the order is qualified. The Employer may prescribe procedures that are consistent with this Section 11.4 and applicable law to implement benefit assignments pursuant to qualified orders.
11.5    Facility of Payment. If the Employer determines, on the basis of medical reports or other evidence satisfactory to the Employer, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, such payments may be disbursed to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments, and any such payment to the extent thereof, shall discharge the liability of the Employer for the payment of benefits hereunder to such recipient.
11.6    Notices. Any notice or other communication required or permitted to be given in connection with the Plan shall be in writing and shall be deemed to have been duly given (i) upon request, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by facsimile or electronic transmission, and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:
(a)    If it is sent to the Employer, it will be at the address specified by the Employer; or
(b)    If it is sent to a Participant or Beneficiary, it will be at the last address filed with the Employer by the Participant (or Beneficiary).
11.7    Tax Withholding. The Employer shall have the right to deduct from all payments or deferrals made under the Plan any tax required by law to be withheld. If the Employer concludes that tax is owing with respect to any deferral or payment hereunder, the Employer shall withhold such amounts from any payments due the Participant or his Beneficiary, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 11.7, means any federal, state, local, foreign or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants or Beneficiaries under the Plan.
11.8    Indemnification. To the fullest extent allowed by law, the Company shall indemnify and hold harmless each member of the Committee and each employee, officer, or director of the Employer to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorneys’ fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Employer. Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.
11.9    Permitted Acceleration of Payment. The Company or its delegate, in its sole discretion, may accelerate the time in which payment shall be made under the Plan to: (a) an individual other than the Participant as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p)(1)(B), (b) the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his position in which the Participant would otherwise not be able to participate under an applicable rule), determined in accordance with Treasury Regulation Section 1.409A-3(j)

(4)(iii)(B), (c) pay the FICA tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on compensation deferred under the Plan, (d) pay the income tax at source on wages imposes under Code Section 3401 or the corresponding withholding provisions of the applicable, state, local or foreign tax laws as a result of the payment of any FICA tax described in clause (c), and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes, (e) pay state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, (f) pay the income tax at source on wages imposed under Code Section 3401 as a result of the payment described in clause (e) and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional Code Section 3401 wages and taxes, (g) satisfy the debt of a Participant to the Employer where such debt is incurred in the ordinary course of the service relationship between the Participant and the Employer, as applicable, the entire amount of the reduction in any Plan year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant, and (h) pay the amount required to be included in gross income as a result of the failure of the Plan to comply with the requirements of Code Section 409A. The total payment under clauses (c) and (d) shall, in no event, exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax. The total payment under clause (e) shall, in no event, exceed the amount of such taxes due as a result of participation in the Plan. The total payment under clauses (e) and (f) shall, in no event, exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount. The total payment under clause (h) shall, in no event, exceed the amount required to be included in income as a result of the failure to comply with requirements of Code Section 409A.
11.10    No Guarantee or Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Employer to terminate any Participant’s employment at any time and for any reason, nor confer upon any Participant any right to continue in the employ of the Employer. No employee of the Employer shall have a right to be selected as a Participant under the Plan or, if selected, to continue to participate for any Plan Year.
11.11    Unclaimed Benefit. Each Participant shall keep the Employer informed of his current address. The Employer shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Employer within three (3) years after the date on which payment of the Participant’s vested Account is scheduled to be made, payment may be made as though the Participant had died at the end of the three- (3-) year period. If within one additional year after such three- (3-) year period has elapsed, or, within three (3) years after the actual death of a Participant, the Employer is unable to locate the Beneficiary of the Participant, then the Employer shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.
11.12    Governing Law. The Plan will be construed, administered and enforced according to the laws of the Commonwealth of Kentucky without regard to principles of conflicts of law to the extent not otherwise preempted by ERISA.

11.13    Erroneous Payment. Any amount paid under this Plan in error to a Participant or to a Participant’s Beneficiary shall be returned to the Employer. A payment made in error does not create on the part of the recipient a legally binding right to such payment.
11.14    Effective Date. The Plan was approved by the Personnel and Compensation Committee of the Board of Directors of Ashland Inc. and established by the Company to be effective as of October 1, 2016.